                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-81579

            Prospectus Supplement to Prospectus dated July 8, 1999.

                                 $1,000,000,000

[ASSOCIATES LOGO]

           Exchangeable Floating Rate Senior Notes due June 26, 2001
                            ------------------------
     Interest on the Exchangeable Floating Rate Senior Notes due June 26, 2001 will be payable quarterly on the twenty-sixth day of March, June, September and December, commencing on September 26, 2000. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next day that is a Business Day. The rate of interest on the Notes will be reset quarterly, and the rate of interest in effect for each Interest Period will be the Three-Month LIBOR Rate. The Notes are not redeemable at any time prior to maturity.

     The holder of the Notes has the option to exchange the Notes at maturity for a like principal amount of a new series of the Company's notes having the same terms as the Notes, except for the Issue Date, Interest Payment Dates, the spread over the Three-Month LIBOR Rate and Maturity Date, as described herein. Any Exchange Notes issued in 2001, 2002 and 2003 will contain a similar option to exchange at their respective maturities.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                    UNDERWRITING
                                         PRICE TO                  DISCOUNTS AND                 PROCEEDS TO
                                        PUBLIC(1)                   COMMISSIONS                   COMPANY(1)
                                  ----------------------       ----------------------       ----------------------
Per Note...................                100%                         .20%                        99.80%
Total......................           $1,000,000,000                 $2,000,000                  $998,000,000

(1) Plus accrued interest, if any, from June 26, 2000.

                            ------------------------
     The underwriter expects to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in immediately available funds in New York, New York on June 26, 2000.
                              GOLDMAN, SACHS & CO.
                            ------------------------
                   Prospectus Supplement dated June 21, 2000.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                         SUMMARY FINANCIAL INFORMATION

     The following summary of certain financial information of the Company and its consolidated subsidiaries has been derived principally from information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2000, available as described under "Where You Can Find More Information" in the accompanying prospectus, and is qualified in its entirety by the detailed information and financial statements set forth therein.

                                                                                             FOR THE THREE
                                                                                             MONTHS ENDED
                                              FOR THE YEAR ENDED DECEMBER 31                   MARCH 31
                                   ----------------------------------------------------   -------------------
                                     1995       1996       1997       1998       1999       1999       2000
                                   --------   --------   --------   --------   --------   --------   --------
                                                                                              (UNAUDITED)
                                                                 (IN MILLIONS)
REVENUE AND EARNINGS
Revenue --
  Finance charges................  $4,805.3   $5,580.3   $6,428.5   $5,841.5   $5,911.2   $1,517.5   $1,447.2
  Insurance premiums.............     325.1      354.8      370.1      383.9      371.3       95.2      104.2
  Investment and other income....     254.0      286.3      352.5      931.4    1,246.3      249.1      307.2
                                   --------   --------   --------   --------   --------   --------   --------
                                    5,384.4    6,221.4    7,151.1    7,156.8    7,528.8    1,861.8    1,858.6
Expenses --
  Interest expense...............   1,979.8    2,209.4    2,550.8    2,862.8    2,948.0      720.3      743.1
  Operating expenses.............   1,417.8    1,603.3    1,842.5    1,663.4    1,768.8      461.6      440.0
  Provision for losses on finance
    receivables..................     729.7      963.4    1,195.6      949.4      943.2      236.6      223.5
  Insurance benefits paid or
    provided.....................     135.7      142.9      142.1      144.0      148.4       36.6       43.0
                                   --------   --------   --------   --------   --------   --------   --------
                                    4,263.0    4,919.0    5,731.0    5,619.6    5,808.4    1,455.1    1,449.6
                                   --------   --------   --------   --------   --------   --------   --------
Earnings Before Provision for
  Income Taxes...................   1,121.4    1,302.4    1,420.1    1,537.2    1,720.4      406.7      409.0
Provision for Income Taxes.......     413.3      481.0      522.0      563.0      615.9      145.9      146.6
                                   --------   --------   --------   --------   --------   --------   --------
Net Earnings.....................  $  708.1   $  821.4   $  898.1   $  974.2   $1,104.5   $  260.8   $  262.4
                                   ========   ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed
  Charges(a).....................      1.56       1.59       1.55       1.53       1.58       1.56       1.55
                                       ----       ----       ----       ----       ----       ----       ----
                                       ----       ----       ----       ----       ----       ----       ----

---------------

(a) For purposes of computing the Ratio of Earnings to Fixed Charges, "earnings" represent earnings before provision for income taxes, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                                                              DECEMBER 31     MARCH 31
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
BALANCE SHEET DATA
Assets:
  Cash and Cash Equivalents.................................   $   333.3      $   676.3
  Investments in Debt and Equity Securities.................     2,666.9        2,883.8
  Finance Receivables, net of unearned finance income.......    49,766.7       48,367.7
                                                               ---------      ---------
  Allowance for Losses on Finance Receivables...............    (1,408.4)      (1,390.6)
  Insurance Policy and Claims Reserves......................      (840.8)        (826.8)
  Other Assets..............................................     9,662.4       12,505.3
                                                               ---------      ---------
          Total Assets......................................   $60,180.1      $62,215.7
                                                               =========      =========
Liabilities and Stockholders' Equity:
  Notes Payable, unsecured short-term
     Commercial paper.......................................   $13,672.9      $15,092.1
     Bank loans.............................................       990.7             --
Accounts Payable and Accruals...............................     1,398.9        1,675.1
  Long-Term Debt, unsecured due within one year
     Senior.................................................     6,666.8        6,710.0
     Subordinated...........................................          --             --
     Capital................................................         0.1            0.1
  Long-Term Debt, unsecured
     Senior.................................................    27,746.3       28,783.2
     Subordinated...........................................       425.0          425.0
     Capital................................................         0.1            0.1
                                                               ---------      ---------
          Total Long-Term Debt..............................    34,838.3       35,918.4
  Stockholders' Equity......................................     9,279.3        9,530.1
                                                               ---------      ---------
          Total Liabilities and Stockholders' Equity........   $60,180.1      $62,215.7
                                                               =========      =========

                            DESCRIPTION OF THE NOTES

     The following description of the specific terms of the Notes (referred to in the attached prospectus as "debt securities") supplements the more general description of the debt securities contained in the prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. Investors should read this section together with the section called "Description of Debt Securities" in the prospectus. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section. The Company qualifies the description of the Notes by reference to the Indenture.

GENERAL

     The Notes:

     - will be senior debt of the Company;

     - will be issued under the Indenture between the Company and the Trustee, The Chase Manhattan Bank ("Chase"), dated as of November 1, 1995;

     - will be limited in aggregate principal amount to $1,000,000,000;

     - will mature and become due and payable, at 100% of their principal amount together with any accrued and unpaid interest, on June 26, 2001 (the "Maturity Date");

     - will be exchangeable at the option of the holder for a like principal amount of a series of Exchange Notes (as defined below) having the same terms as the Notes, except for the Issue Date, Interest Payment Dates, Spread and Maturity Date, each as defined and as described below; and

     - will not be redeemable by the Company prior to maturity.

INTEREST

     Interest on the Notes will be payable on the twenty-sixth day of March, June, September and December (each, an "Interest Payment Date"), commencing on September 26, 2000, except that if any such Interest Payment Date falls on a day that is not a Business Day (as defined below), such Interest Payment Date will be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day. The rate of interest for each Interest Period of the Notes is the Three-Month LIBOR Rate.

     Such rate of interest shall be determined for each Interest Period on the second London Banking Day (as defined in the ISDA Definitions, which is defined below) preceding the relevant Reset Date (as defined below). The "Three-Month LIBOR Rate" for an Interest Period means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by the LIBOR Calculation Agent (as defined below) under an interest rate swap transaction if the LIBOR Calculation Agent were acting as Calculation Agent (as defined in the ISDA Definitions) for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

          (i) the Floating Rate Option (as defined in the ISDA Definitions) is USD-LIBOR-BBA;

          (ii) the Designated Maturity (as defined in the ISDA Definitions) is three months; and

          (iii) the Reset Date (as defined in the ISDA Definitions) is the first day of that Interest Period.

     Interest on the Notes will be paid to the persons in whose names the Notes are registered at the close of business on the Business Day immediately preceding any Interest Payment Date; provided, however, that interest payable at maturity will be payable to the persons to whom the principal of such Notes shall be payable.

     Interest payments for the Notes shall be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the Interest Payment Date or maturity, as the case may be. Interest is computed by dividing the actual number of days in the Interest Period by 360.

     "Business Day" means any day that is not a Saturday or Sunday, and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

     "Interest Period" means (i) the period from and including the Issue Date, to but excluding the first Interest Payment Date, and (ii) each successive period from and including an Interest Payment Date, to but excluding the next Interest Payment Date or at maturity, as the case may be.

     "ISDA Definitions" means the 1991 ISDA Definitions, as amended and updated as of the date hereof, published by the International Swaps and Derivatives Association, Inc.

     "Issue Date" means, for the Notes, June 26, 2000.

     "USD-LIBOR-BBA" means that the rate for a Reset Date will be the rate for deposits in U.S. Dollars for a period of the Designated Maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days preceding that Reset Date. If such rate does not appear on the Telerate Page 3750, the rate for that Reset Date will be determined as if the parties had specified "USD-LIBOR-Reference Banks" as the applicable Floating Rate Option. "USD-LIBOR-Reference Banks" means that the rate for a Reset Date will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks (as defined in the ISDA Definitions) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding that Reset Date to prime banks in the London interbank market for a period of the Designated Maturity commencing on that Reset Date and in a Representative Amount (as defined in the ISDA Definitions). The LIBOR Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the LIBOR Calculation Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity commencing on that Reset Date and in a Representative Amount.

     Pursuant to the Notes and any Exchange Notes (collectively, the "Securities"), Chase shall be the initial "LIBOR Calculation Agent" with respect to the Securities. The LIBOR Calculation Agent will notify the Company and the Trustee of each determination of the interest rate applicable to the Securities promptly after such determination is made. The Trustee will, upon the request of the holder of any Security, provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of the determination made with respect to the most recent Reset Date with respect to such Security. The Trustee will not be responsible for determining the interest rate applicable to any Security.

EXCHANGE OF NOTES

     The holder of the Notes shall have the right, as of their Maturity Date, to exchange any principal amount of $1,000 (or an integral multiple thereof) of the Notes for a like principal amount of a series of the Company's notes having the same terms as the Notes, except that the new series of notes shall have the applicable Issue Date, Interest Payment Dates, Spread and Maturity Date specified below (each such series, "Exchange Notes"). Exchange Notes (and any further Exchange Notes for which Exchange Notes may successively be exchanged) will, except as provided below, include a similar provision giving the holder thereof the right, as of the applicable Maturity Date, to exchange any principal amount of $1,000 (or an integral multiple thereof) of such Exchange Notes (such Exchange Notes being for these purposes sometimes referred to herein as "Prior Notes") for a principal amount of a further series of Exchange Notes with the same terms as Prior Notes, except that such Exchange Notes will have the applicable Issue Date, Interest Payment Dates, Spread and Maturity Date specified below. Any Exchange Notes issued on June 25, 2004 shall not have any provision for the exchange thereof for any further series of Exchange Notes and shall have a Maturity Date of June 27, 2005.

     The Issue Date of any series of Exchange Notes will be the Maturity Date for the Notes or the related Prior Notes. The Interest Payment Dates for any series of Exchange Notes will be the twenty-sixth day of September, December and March, and the Maturity Date, commencing on the twenty-sixth day of September following the applicable Issue Date.

     The applicable rate of interest for each Interest Period of each series of Exchange Notes on an applicable Issue Date is the Three-Month LIBOR Rate, plus the applicable Spread set forth below, and the applicable Maturity Date for such Exchange Notes is as set forth below:

     ISSUE DATE:       SPREAD:    MATURITY DATE
     -----------       -------    -------------
June 26, 2001           0.04%      June 26, 2002
June 26, 2002           0.07%      June 26, 2003
June 26, 2003           0.10%      June 25, 2004
June 25, 2004           0.10%      June 27, 2005

     The holder may exchange Notes and any Exchange Notes, as to a principal amount of $1,000 or an integral multiple thereof, by providing instructions and irrevocably transferring such Notes or Exchange Notes through the Depositary for exchange for a like amount of the series of Exchange Notes for which the same are then exchangeable, during the period commencing on the 30th day prior to the applicable Maturity Date and ending on the 15th day prior to the Maturity Date of the Notes or Exchange Notes being exchanged (the "Exchange Period"). If the holder shall fail to provide instructions to exchange Notes or Exchange Notes as to any principal amount, as herein above provided, prior to the close of business in New York City on the last day of the applicable Exchange Period, the right of the holder to exchange the Notes or any Exchange Notes, as the case may be, shall automatically terminate, and the Notes or any Exchange Notes, as to such principal amount, will mature on the applicable Maturity Date.

     Neither the Issuer nor the Underwriter makes any recommendation as to whether a holder should exchange the Securities. Holders are urged to consult their own advisers as to the desirability of exercising their right to exchange the Securities.

BOOK-ENTRY SYSTEM

     Upon issuance, the Securities will be represented by Global Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the depositary for the Securities (the "Depositary"). The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of the Securities under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Securities on the Depositary's records. The ownership interest of each actual purchaser of a Security (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     To facilitate subsequent transfers, all Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts the Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     As long as the Securities are held by the Depositary or its nominee and the Depositary continues to make its same-day funds settlement system available to the Company, all payments of principal of and interest on the Securities will be made by the Company in immediately available funds to the Depositary. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Securities will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Securities.

     The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Securities; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on such record date (identified in a listing attached to the omnibus proxy).

     In order to ensure that a Direct Participant will timely exercise a right to exchange a particular Security, the Indirect Participant or Beneficial Owner of such Security must instruct the Direct Participant through which it holds an interest in such Security to exercise such right. Firms may have different cut-off times for accepting instructions from customers and, accordingly, each Indirect Participant or Beneficial Owner should consult the Direct Participant or Indirect Participant through which it holds a Security in order to ascertain the cut-off time by which such an instruction in order for timely instructions to be delivered to the Depositary. None of the Company or any agent of either of them will have any liability to the holder or to Participant, Indirect Participant or Beneficial Owner for any delay in exercising its option to exchange a Security.

     The Depositary may discontinue providing its services as securities depositary with respect to the Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Securities in exchange for all the Global Securities representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Securities represented by Global Securities and, in such event, will issue individual definitive Securities in exchange for all the Global Securities representing the Securities. Individual definitive Securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as the Depositary shall direct.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONCERNING THE TRUSTEE

     Chase is the trustee for various other series of debt securities which the Company has issued under the Indenture. Additionally, Chase is the trustee for other debt securities which the Company issued under indentures originally executed by Manufacturers Hanover Trust Company and Chemical Bank. The Company also uses Chase for other banking services in the normal course of its business.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the ownership of Securities as of the date hereof. Except where noted, it deals only with Securities held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Securities as a part of a hedging, conversion or constructive sale transaction or a straddle or holder of Securities whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Securities should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, a "United States Holder" of a Security means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

     In general, for the reasons set out below, a United States Holder of a Security should include stated interest in income as it is paid or accrued, in accordance with the holder's method of tax accounting. In addition, a United States Holder of a Security should not recognize gain or loss prior to the redemption or disposition of the Securities. However, the matter is not free from doubt. United States Holders of the Securities should therefore consult their own tax advisors regarding the tax treatment of the Securities.

     Under the original issue discount Treasury Regulations, the treatment of a debt instrument, such as the Securities, with a maturity date that may be extended at the option of the holder will depend on whether the option to extend is treated as exercised. The option to extend will be treated as exercised if the resulting yield on the debt instrument would be greater than it would be if the option to extend were not exercised. Since the exercise of the option to extend would maximize the yield on the Securities, under the applicable original issue discount Treasury

Regulations, the Securities would be treated as having a maturity of five years. In addition, under the original issue discount Treasury Regulations, the interest rate formulas on the Securities should qualify as a single qualified floating rate. This is because, under the interest rate formulas, the values of all interest rates on the issue date of the Securities will be within 0.25 percentage points of each other. Under this approach, the Securities would qualify as variable rate debt instruments under the original issue discount Treasury Regulations which were issued without original issue discount. Accordingly, all interest payable on the Securities should be treated as qualified stated interest and taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holders' method of accounting for tax purposes.

     Other treatments of the Securities for Federal income tax purposes are also possible. For example, the transactions could be treated as the issuance of a series of debt instruments with one-year maturities which are exchanged or deemed exchanged for other debt instruments. So viewed, holders could recognize gain upon the exercise of the exchange option. Accordingly, prospective holders should consult their tax advisors with respect to the Federal income tax consequences of the purchase and holding of the Securities, and exercise of the option to exchange.

                                  UNDERWRITING

     The Company and Goldman, Sachs & Co. ("Goldman Sachs") have entered into an underwriting agreement dated June 21, 2000 (the "Underwriting Agreement"), with respect to the Notes. Subject to certain conditions, Goldman Sachs has agreed to purchase all of the Notes.

     Goldman Sachs proposes to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.10% of the principal amount of the Notes. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.05% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that it intends to make a market in the Notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In connection with the offering, Goldman Sachs may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by Goldman Sachs involve the sale by Goldman Sachs of a greater number of Notes than it is required to purchase from the Company in the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by Goldman Sachs if such Notes are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     In the ordinary course of its business, Goldman Sachs has engaged, and may in the future engage, in investment banking transactions with the Company and its affiliates. In addition, an Advisory Director of The Goldman Sachs Group, an affiliate of Goldman Sachs, is one of the directors of Associates First Capital Corporation, the parent of the Company.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                         PAGE
                                        ------
Summary Financial Information..........   S-2
Description of the Notes...............   S-4
Certain United States Federal Income
  Tax Considerations...................   S-9
Underwriting...........................  S-10
Prospectus
About This Prospectus..................     2
Where You Can Find More Information....     2
Incorporation of Information We File
  with the SEC.........................     3
Associates Corporation of North
  America..............................     3
Ratio of Earnings to Fixed Charges.....     4
Application of Proceeds................     5
Description of Debt Securities.........     5
Description of Warrants................    11
Plan of Distribution...................    12
Legal Opinions.........................    14
Experts................................    14

                                 $1,000,000,000

                    [ASSOCIATES CORP. OF NORTH AMERICA LOGO]

                           Exchangeable Floating Rate
                                  Senior Notes
                               due June 26, 2001

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                              GOLDMAN, SACHS & CO.

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